EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in the registration statement on Form S-3 and related prospectus for the registration of 500,000 shares of common stock of LivePerson, Inc. of our report dated February 6, 2003, relating to the consolidated balance sheets of LivePerson, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of LivePerson, Inc. dated March 31, 2003, and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated February 6, 2003 contains an explanatory paragraph indicating that the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002.

/s/ KPMG LLP

New York, New York
 January 20, 2004